Exhibit 12.1

		       McMoRan Exploration Co.
		Computation of Ratio to Fixed Charges

                                            2001         2000       1999
                                          ---------   ----------   -------
Income (Loss) from Continuing Operations  $(148,061)  $ (131,508)  $   109
ADD:
   Provision for income taxes                     8       34,942     1,498
   Interest Expense                           5,903        3,134       679
   Rental Expense Factor                      7,574        8,641     7,787
                                          ---------   ----------   -------
Earnings Available for fixed charges      $(134,576)  $  (84,791)  $10,073
                                          =========   ==========   =======

Interest Expense                              5,903        3,134       679
Capitalized Interest			          1,450          -         -
Rental Expense factor                         7,574        8,641     7,787
                                          ---------   ----------   -------
Fixed Charges                             $  14,927   $   11,775   $ 8,466
                                          =========   ==========   =======

Ratio of Earning to Fixed Charges               -            -        1.2x
